Exhibit 10.4

THESTREET.COM, INC.
AGREEMENT FOR GRANT
OF
CASH PERFORMANCE AWARD
UNDER
2007 PERFORMANCE INCENTIVE PLAN

[Date]

[Name]
[Address]

Dear [Name]:

          This letter (the “Letter”) sets forth the terms and conditions of the grant of a cash performance award (the “Award”) made to you by TheStreet.com, Inc. (the “Company”) under the Company’s 2007 Performance Incentive Plan (the “Plan”). Your Award is subject to stockholder approval of the Plan at the Company’s 2007 Annual Meeting of Stockholders.

          Your Award is subject to the terms and conditions set forth in the Plan, any rules and regulations adopted by the Board of Directors of the Company or the committee of the Board which administer the Plan (collectively, the “Committee”), and this Letter.

          Any capitalized term used in this Letter and not defined shall have the meaning set forth in the Plan.

          In general, the amount of your potential bonus is expressed as a Target Bonus, which is the amount of your Award that you will earn if the Performance Objectives specified in this Letter are achieved at the 100% level. The amount payable under your Award may be more or less than your Target Bonus, depending on the level of performance achieved. The Committee’s determination of the level of achievement of the performance measures shall be final and binding on you.

          1. Target Bonus.

          Your award consists of a short term incentive (“STI”) and a long term incentive (“LTI”). Your Target Bonus for the STI is _____% of your $__________ current annual base salary, or $______. Your Target Bonus for the LTI is _____% of your current annual base salary, or $______.

          2. Performance Period.

          The Performance Period for this Award is January 1, 2007 through December 31, 2007.

          3. Performance Objectives and Payout Scale - STI.

          Your Short Term Incentive will be based on the objectives set forth in Schedule A hereto.

The Target level of performance for each of these performance objectives is the amount set forth in the Company’s budget for 2007 as approved by the Board. The amount of your Award will be determined separately for each of these performance measures. Failure to attain one measure will not affect your ability to earn a bonus with respect to the other measure.

The amount payable for the Short-Term Incentive will be calculated in accordance with the sliding payout scale set forth in Schedule A hereto.

          4. Payment of Short-Term Incentive

          Your Short Term Incentive will be paid in a lump sum in cash within 60 calendar days after the end of calendar year 2007, provided that you are continuously employed by the Company through December 31, 2007.

          5. Performance Objectives - LTI.

          Your Long Term Incentive will vest on December 31, 2007 and will be calculated based on the Company’s Enterprise Multiple for 2007, as described below.

The Long Term Incentive opportunity is earned based upon the Company’s Enterprise Multiple (as defined below) as compared to the Peer Group in the plan year, on a sliding scale calculated between a range centered on the 2006 Benchmark (as defined below).

Definitions

Enterprise Multiple: The formula for calculating Enterprise Multiple is as follows:

Enterprise Value
Adjusted EBITDA (as defined) TTM

Enterprise Value: Enterprise Value is calculated as follows:

Market Capitalization + Total Debt – Cash & Cash Equivalents

EBITDA: Earnings before Interest, Taxes, Depreciation and Amortization

EBITDA is adjusted by excluding all of the following events that occur during the performance period: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (iv) any reorganization and restructuring programs, (v) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year, (vi) the impact of adjustments to a deferred tax asset valuation allowance, (vii) acquisitions or divestitures, and (viii) foreign exchange gains and losses. If any company in the Peer Group is acquired or delisted during the year, that company will be excluded from the Peer Group for the full year in calculating the amount of your Long Term compensation Incentive.

To ensure consistency with the application of this provision, EBITDA will be calculated as Operating Income, before Depreciation and Amortization, as reported from Thomson Financial, and then adjusted as outlined above.

For purposes of calculating the Enterprise Multiple, the previous four reported quarters will be used to calculate a trailing 12 months EBITDA.

Peer Group: The Peer Group used for calculating the Long Term Incentive is set forth on Schedule B hereto:

2006 Benchmark: The 2006 Benchmark is set forth on Schedule B hereto.

Calculation of the 2007 Long Term Incentive Award

At the end of 2007, the average of the Enterprise Multiple as calculated on the last trading day of each calendar quarter in 2007 will be calculated for the Company and each member of the Peer Group. The Company’s performance relative to the Peer Group median Enterprise Multiple will then be compared against the 2006 Benchmark, and the Long Term Compensation award for each participant will be calculated on a sliding scale as set forth on Schedule B:

          6. Payment of Long Term Incentive

          Your Long Term Incentive award will be converted into a number of phantom shares of the Company’s common stock (“2007 Phantom Shares”) by dividing the amount of the award earned by the closing price of the Common Stock on December 31, 2007 (the last day of the performance period). Your 2007 Phantom Shares will be credited to a bookkeeping phantom stock account maintained by the Company. When dividends are paid on the Company’s common stock, the Phantom Shares will be credited with dividend equivalents, which will be converted into additional 2007 Phantom Shares based on the closing price of the common stock on the dividend payment date.

          On December 31, 2008, provided that you are employed by the Company on such date, one-third of your 2007 Phantom Shares will vest. These phantom shares will be valued based on the closing price of the Company’s common stock on December 31, 2008, and payment of their value will be made in cash within 60 days thereafter.

          On December 31, 2009, provided that you are employed by the Company on such date, one-half of your remaining 2007 Phantom Shares will vest. These phantom shares will be valued based on the closing price of the Company’s common stock on December 31, 2009, and payment of their value will be made in cash within 60 days thereafter.

          On December 31, 2010, provided that you are employed by the Company on such date, all of your remaining 2007 Phantom Shares will vest. These Phantom Shares will be valued based on the closing price of the Company’s common stock on December 31, 2010, and payment of their value will be made in cash within 60 days thereafter.

          7. Termination of Employment

          In the event of your termination of employment before December 31, 2007, you will not be entitled to any portion of your STI or LTI. In the event of your termination of employment after December 31, 2007, you will be entitled to your STI and to those portions of your LTI which have vested before your termination of employment. If your termination of employment after December 31, 2007 is as a result of your death, all unvested 2007 Phantom Shares credited to your account will vest and be paid out at or as soon as practicable after your death, based on the value of the common stock on the last day of the calendar quarter immediately preceding the date of death. In the event of your death, all payments due under this Award will be made to your duly designated beneficiary or your estate.

          8. Change of Control

          In the event of a Change of Control (as defined in the Plan) during 2007, your STI and LTI for the current performance period will be paid out within 30 days of the Change of Control at the target award level, pro rated for the portion of the performance period completed prior to the Change of Control. If a Change of Control occurs after December 31, 2007, (1) all vested amounts of your STI and LTI will be paid out as provided above and (2) all unvested 2007 Phantom Shares credited to your account will vest and be paid out at or as soon as practicable after the effective time of such Change of Control, based on the value of the common stock at the effective time of the Change of Control (or, if the Change of Control is not a permissible payment event under Section 409A of the Code, at the earliest permitted payment date based on the value of the common stock on the last day of the calendar quarter immediately preceding the date of permitted payment).

          9. Income Tax Withholding

          You will be required to pay, pursuant to such arrangements as the Company may establish from time to time, any applicable federal, state and local withholding tax liability at the time that the value of the STI and any portion of the LTI Award become includable in your income.

          10. No Guarantee of Continuation of Employment

          This Award does not constitute an assurance of continued employment for any period or in any way interfere with the Company’s right to terminate your employment or to change the terms and conditions of your employment.

          11. Administration

          The Committee has the sole power to interpret the Plan and this Letter and to act upon all matters relating to this Award. Any decision, determination, interpretation, or other action taken pursuant to the provisions of the Plan and this Letter by the Committee shall be final, binding, and conclusive.

          12. Amendment

          The Committee may from time to time amend the terms of this Award in accordance with the terms of the Plan in effect at the time of such amendment, but no amendment that results in a materially adverse impact to the value of your Award can be made without your written consent.

          The Plan is of unlimited duration, but may be amended, terminated or discontinued by the Board of Directors of the Company at any time. However, no amendment, termination or discontinuance of the Plan that results in a materially adverse impact to the value of your Award will be made without your written consent. An amendment of the Plan or of this Award that accelerates the time of payment of your Award shall not be deemed to result in a materially adverse impact to the value of your Award.

          Notwithstanding the foregoing provisions of this Section 12, the Committee expressly reserves the right to amend the terms of the Plan and this Award without your consent to the extent it determines that such amendment is necessary or desirable for compliance with Section 409A of the Code.

          13. Miscellaneous

          This Award may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, and any attempted sale, transfer, pledge, assignment, participation, or other alienation or hypothecation in violation of the foregoing shall be null and void.

          Amounts payable pursuant to this Award will be paid solely from the general assets of the Company, and your rights hereunder will be no greater than those of an unsecured general creditor of the Company.

          This Letter and the applicable provisions of the Plan constitute the entire agreement, and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to this Award.

______________________

This Letter contains the formal terms and conditions of your Award and accordingly should be retained in your files for future reference. The Company may require you to provide evidence of your acknowledgment of this Letter using such means of notification as may be communicated to you by the Company or its service provider.

Very truly yours,

THESTREET.COM, INC.

By: __________________________
Thomas J. Clarke, Jr.
Chief Executive Officer

AGREED TO AND ACCEPTED: ____________________________ [Name]

SCHEDULE A

Short-Term Incentive

SCHEDULE B

Long-Term Incentive